Exhibit 10.2

$2,000,000,000

364-DAY CREDIT AGREEMENT

dated as of June 26, 2007

among
iSTAR FINANCIAL INC.,

THE BANKS LISTED HEREIN,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

CITICORP NORTH AMERICA, INC.,
as Syndication Agent,

J.P. MORGAN SECURITIES INC.
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
and
BANK OF AMERICA, N.A.,
as Documentation Agents

i

ii

iii

364-DAY CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of June 26, 2007, among iSTAR FINANCIAL INC. (the “Borrower”), the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., as Administrative Agent, CITICORP NORTH AMERICA, INC., as Syndication Agent, J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Joint Bookrunners, and WACHOVIA BANK, NATIONAL ASSOCIATION, and BANK OF AMERICA, N.A., as Documentation Agents.

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders make an interim loan credit facility available to the Borrower in order to (i) fund a portion of the acquisition costs of Fremont General Corporation’s commercial real estate lending business and existing portfolio (the “Acquisition”) pursuant to the Asset Purchase Agreement, and (ii) pay related costs and expenses incurred in connection with the Acquisition and the financing thereof;

WHEREAS, the Lenders are willing to make such interim loan credit facility available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.                Definitions. The following terms, as used herein, have the following meanings:

“Acquisition” has the meaning set forth in the Recitals to this Agreement.

“Adjusted Earnings” mean, for any period, Net Income allocable to holders of common stock of the Borrower and “high performance unit” shareholders, as determined in accordance with GAAP, plus depreciation, depletion, amortization, losses from discontinued operations and extraordinary losses, but less gain from discontinued operations and extraordinary gains, in each case allocable to holders of common stock of the Borrower and “high performance unit” shareholders, and the Borrower’s Share of Investment Affiliates’ income, as determined in accordance with GAAP, depreciation, depletion and amortization.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A, in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Questionnaire” means with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agents, collectively.

“Agreement” means this Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

“Applicable Lending Office” means with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, and (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office.

“Applicable Margin” means with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the table set forth below. Any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin.  Borrower shall have not less than two (2) Credit Ratings at all times. In the event that Borrower has two (2) or more Credit Ratings that are not all equivalent, the Applicable Margin shall be determined by the highest Credit Rating, provided that such highest Credit Rating shall be from S&P or Moody’s; provided, further, that if such highest Credit Rating is not from S&P or Moody’s, then the Applicable Margin shall be determined by the highest Credit Rating from either S&P or Moody’s.

Range of Borrower’s Credit Rating (S&P/Moody’s Ratings)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for Euro Currency Loans (% per annum)
>BBB+/Baa1	0.00	0.35
BBB+/Baa1	0.00	0.40
BBB/Baa2	0.00	0.50
BBB-/Baa3	0.00	0.75
<BB+/Ba1	0.00	1.00

“Asset Purchase Agreement” means that Asset Purchase Agreement dated as of May 21, 2007 between Fremont Investment & Loan and the Borrower.

“Assignee” has the meaning set forth in Section 9.6(c).

“Bank” means each entity (other than Borrower) listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.  For purposes of this Agreement, neither J.P. Morgan Securities, Inc. nor Citigroup Global Markets Inc. shall constitute a “Bank.”

“Bank Reply Period” has the meaning set forth in Section 7.9.

“Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Euro-Currency Rate” means a rate per annum equal to the rate for deposits in Dollars with maturities comparable to the applicable Interest Period which appears on Reuters Page LIBOR1 as of 11:00 a.m., London time, on the Quotation Date; provided, however, if such rate does not appear on Reuters Page LIBOR1 or the Reuters Screen which displays an average rate of the Banking Federation of the European Union, as applicable, or if Reuters Page LIBOR1 is no longer available, the “Base Euro-Currency Rate” applicable to a particular Interest Period shall mean a rate per annum equal to the rate at which deposits in Dollars, as the case may be, in an amount approximately equal to the applicable Euro-Currency Loan(s), and with maturities comparable to the last day of the Interest Period with respect to which such Base Euro-Currency Rate is applicable, are offered in immediately available funds in the London interbank market to the London office of the Administrative Agent by leading banks in the London interbank market, at 11:00 a.m., London time on the Quotation Date.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 0.50% plus the Federal Funds Rate for such day.  Each change in the Base Rate shall become effective automatically as of the opening of business on the date of such change in the Base Rate, without prior written notice to Borrower or Banks.

“Base Rate Loan” means a Committed Loan in Dollars to be made by a Bank the interest on which is calculated by reference to the Base Rate in accordance with the provisions of this Agreement.

“Borrower” means iStar Financial Inc., a Maryland corporation.

“Borrower’s Share” means Borrower’s direct or indirect share of an Investment Affiliate based upon Borrower’s percentage ownership (whether direct or indirect) of such Investment Affiliate.

“Borrowing” has the meaning set forth in Section 1.3.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” has the meaning set forth in the definition of Net Offering Proceeds.

“Cash or Cash Equivalents” shall mean (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S & P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent ); (d) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S & P, Moody’s or Fitch and having a short-term rating of at least A-1 and P-1 from S & P and Moody’s, respectively (or, if at any time neither S & P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to Administrative Agent); (e) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S & P, Moody’s or Fitch and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (f) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (g) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (f) foregoing.

“Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Committed Loan” means a loan made by a Bank pursuant to Section 2.1; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Commitment” means with respect to each Bank, the amount set forth on Schedule 1 next to the name of such Bank as its commitment for Loans (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Commitment), as such amount may be reduced from time to time in connection with an assignment to an Assignee, and as such amount may be increased in connection with an assignment from an Assignor.  The initial aggregate amount of the Banks’ Commitments is $2,000,000,000.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity which is consolidated with Borrower in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any time, the tangible net worth of Borrower, on a consolidated basis, determined in accordance with GAAP.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP which is not otherwise Indebtedness, and (ii) any obligation required to be disclosed in accordance with GAAP in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom Borrower owns an interest (which guarantees are non-recourse to Borrower), to the extent the guarantees, in the aggregate, exceed 15% of total asset value, the amount which is the lesser of (x) the amount in excess of 15% or (y) the amount of Borrower’s interest therein shall be deemed to be a Contingent Obligation of Borrower, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Convertible Securities” means evidences of shares of stock, limited or general partnership interests or other ownership interests, warrants, options, or other rights or securities which are convertible into or exchangeable for, with or without payment of additional consideration, common shares of beneficial interest of Borrower, either immediately or upon the arrival of a specified date or the happening of a specified event.

“Credit Rating” means a rating assigned by a Rating Agency to Borrower’s senior unsecured long term indebtedness.

“Credit Tenant Lease Assets” means properties substantially all of which are either (i) leased to a governmental entity, (ii) leased to a tenant (or guaranteed by a Person) with an Investment Grade Rating, or (iii) properties which, if unavailable to a tenant, would materially impair the continued operation of such tenant, including without limitation, headquarters facilities, distribution centers, manufacturing facilities, or pools or classes of multiple properties leased under blanket leases. In addition, “Credit Tenant Lease Assets” will be leased to such corporate users primarily on a triple net basis, but may also be leased on a double net, gross lease with expense stop, or bond-type basis.

“Debt Service” means, for any period and without duplication, Interest Expense for such period on all Indebtedness of Borrower on a consolidated basis.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.6(c).

“Defaulted Assets” means (i) Credit Tenant Lease Assets that are vacant and not subject to an agreement of lease, (ii) Credit Tenant Lease Assets where the tenant is in monetary or other material default beyond any applicable notice and grace periods, and (iii) Loan Assets where the applicable borrower is in monetary or other material default beyond any applicable notice and grace periods.

“Dollars” and “$” means the lawful money of the United States.

“Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“EBITDA” means, for any period on a consolidated basis in accordance with GAAP (i) Net Income for such period, plus (ii) depreciation, depletion and amortization expense and other non-cash items deducted in the calculation of Net Income for such period, plus (iii) Interest Expense deducted in the calculation of Net Income for such period, plus (iv) dividends and distributions from Borrower’s Investment Affiliates (exclusive of returns of equity), minus

(v) income from any Investment Affiliates, minus (vi) gains and losses from discontinued operations, all of the foregoing without duplication. Notwithstanding the foregoing, however, in the case of any Credit Tenant Lease Asset or Loan Asset that is less than 100% owned, directly or indirectly, by the Borrower, only Borrower’s pro rata share of the items set forth in clauses (i), (ii), (iii) and (vi) shall be included in EBITDA.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.8.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned directly or indirectly by the Borrower and, as a result of the ownership of such equity interest, Borrower may have recourse liability for Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on the Borrower.

“Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliated service group” which, together with the Borrower, or any Subsidiary, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Euro-Currency Borrowing” has the meaning set forth in Section 1.3.

“Euro-Currency Business Day” means any Business Day on which banks are open for dealings in deposits in Dollars in the London interbank market and any day on which commercial banks are open for foreign exchange business in London.

“Euro-Currency Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Currency Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Currency Loan” means a Committed Loan to be made, the interest on which is calculated by reference to the Euro-Currency Rates by a Bank in accordance with the applicable Notice of Borrowing.

“Euro-Currency Rate” means with respect to any Interest Period applicable to a Euro-Currency Loan, an interest rate per annum obtained by dividing (i) the Base Euro-Currency Rate applicable to that Interest Period by (ii) a percentage equal to 100% minus the Euro-Currency Reserve Percentage in effect on the relevant Euro-Currency Interest Rate Determination Date.

“Euro-Currency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board (or any successor) under Regulation D, as Regulation D may be amended, modified or supplemented, for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding Five Billion Dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Existing Credit Agreement” means the Revolving Credit Agreement dated as of June 28, 2006, as amended. modified, supplemented or restated from time to time, among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and the J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners.

“Event of Default” has the meaning set forth in Section 6.1.

“Facility Amount” has the meaning set forth in Section 2.1.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower.

“Fitch” means Fitch Investors Services, Inc., or any successor thereto.

“Fixed Charges” for any Fiscal Quarter period means the sum of (i) Debt Service for such period, and (ii) dividends on preferred units payable by Borrower for such period.  If any of the foregoing Debt Service is with respect to Indebtedness that is subject to an interest rate cap agreement purchased by the Borrower or a Consolidated Subsidiary, the interest rate shall be assumed to be the lower of the actual interest payable on such Indebtedness or the capped rate of such interest rate cap agreement.

“Fremont” means Fremont Investment & Loan, a California Industrial Bank.

“GAAP” means generally accepted accounting principles in the United States recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, or (ii) all Euro-Currency Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantors” means those Guarantors under the Existing Credit Agreement and the New Revolving Credit Agreement.

“Indebtedness” as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Contingent Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time (provided that the value of such indebtedness, obligations or liabilities shall be limited to the lesser of (x) the amount of such indebtedness, obligations or liabilities assumed by such Person and (y) the undepreciated book value of the property subject to such Lien, determined in accordance with GAAP, and less any impairment charge, provided, further, however, that if the amount of such indebtedness, obligations or liabilities are greater than 90% of such undepreciated book value of the encumbered property when assumed or incurred, then, if Borrower intends to apply the provisions of this proviso thereto, Borrower shall deliver an appraisal prepared by an independent appraiser to the Administrative Agent with respect to the value of the applicable property); (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent contractual obligations with respect to any of the foregoing.

“Indenture” means the Indenture, dated as of March 30, 2004, between the Borrower and U.S. Bank Trust National Association, as trustee, in respect of Borrower’s 5.125% Senior Notes due 2011, as the same may be amended, modified or supplemented from time to time.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized of Borrower, on a consolidated basis determined in accordance with GAAP.

“Interest Period” means: (1) with respect to each Euro-Currency Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 7 days or 1, 2 or 3 months thereafter; provided, that:

(a)  any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Euro-Currency Business Day;

(b)  any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Currency Business Day of a calendar month; and

(c)  no Interest Period may end later than the Maturity Date.

“Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection

“Investment Affiliate” means any joint venture or Subsidiary, whose financial results are not consolidated under GAAP with the financial results of Borrower on the consolidated financial statements of Borrower, which joint venture or Subsidiary is so specified in the section of Borrower’s most recent SEC filings titled “Joint Ventures, Unconsolidated Subsidiaries and Minority Interest”.

“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt of BBB- or better from S&P or a rating of Baa3 or better from Moody’s. In the event that Borrower receives Credit Ratings only from S&P and Moody’s, and such Credit Ratings are not equivalent, the lower of such two (2) Credit Ratings shall be used to determine whether an Investment Grade Rating was achieved. In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the second highest Credit Rating shall be used to determine whether an Investment Grade Rating was achieved, provided that one of the highest two (2) Credit Ratings is from S&P or Moody’s; provided, further, that if neither of the highest two (2) Credit Ratings is from S&P or Moody’s, then the highest Credit Rating from either S&P or Moody’s shall be used to determine whether an Investment Grade Rating was achieved

“Joint Bookrunners” means J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., in their capacity as Joint Bookrunners hereunder.

“Joint Lead Arrangers” means J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., in their capacity as Joint Lead Arrangers hereunder.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan or a Euro-Currency Loan, and “Loans” means Base Rate Loans or Euro-Currency Loans or any combination of the foregoing.

“Loan Assets” mean senior or subordinated loans, that may be either fixed or variable rate, including first mortgages, second mortgages, partnership loans, participating debt, preferred equity and interim facilities, corporate loans, “B” notes and collateralized mortgage-backed securities.

“Loan Documents” means this Agreement and the Notes.

“Loan Effective Date” has the meaning set forth in Section 8.3.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely impair (i) the ability of the Borrower and its Consolidated Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents, or (ii) the ability of Administrative Agent or the Banks to enforce the Loan Documents.

“Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.

“Maturity Date” shall mean the date when all of the Obligations hereunder shall be due and payable which shall be the earlier of (i) 364 days after the Effective Date and (ii) June 30, 2008.

“Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has at any time after September 25, 1980 made contributions or has been required to make contributions (for these purposes any Person which ceased to be a member of the ERISA Group after September 25, 1980 will be treated as a member of the ERISA Group).

“Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations, provided, however, that “Negative Pledge” shall not include the restrictions set forth in Section 4.11 of the Indenture or any other similar requirement for the equal and ratable sharing of collateral to be granted in the future.

“Net Income” means, for any period, net income as shown on the Borrower’s most recent financial statements, calculated on a consolidated basis in conformity with GAAP.

“Net Offering Proceeds” with respect to any Person means all cash or other assets received by such Person as a result of the issuance or sale of common shares of beneficial interest, preferred shares of beneficial interest, partnership interests, preferred partnership units, limited liability company interests, Convertible Securities or other ownership or equity interests in such Person (the foregoing, “Capital Stock”) or of Indebtedness, less customary costs, fees, expenses and discounts of issuance paid or to be paid by such Person related to such issuance or sale.

“Net Present Value” shall mean, as to a specified or ascertainable Dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.

“Net Worth” means, at any time, the sum of the Borrower’s (i) book equity, (ii) accumulated depreciation, (iii) accumulated depletion, and (iv) reserves for loan losses, all in accordance with GAAP and, in the case of items (ii), (iii) and (iv) hereof, exclusive of amounts attributable to Investment Affiliates.

“New Revolving Credit Agreement” means the Revolving Credit Agreement, dated June 26, 2007, , as amended. modified, supplemented or restated from time to time, among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and the J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners.

“Non-Excluded Taxes” has the meaning set forth in Section 8.4.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) for all purposes other than Sections 5.12 and 6.1(e) hereof, any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to Borrower as a general partner of such partnership); provided that if any portion of Indebtedness is so limited, then such portion shall constitute Non-Recourse Indebtedness and only the remainder of such Indebtedness shall constitute Recourse Debt; provided, further, however, that personal recourse of Borrower for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, Environmental Claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a notice from Borrower in accordance with Section 2.2.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.5.

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.

“Other Taxes” has the meaning set forth in Section 8.4.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“Patriot Act” has the meaning set forth in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means:

a.  Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;

b.  statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than ninety (90) days delinquent or which are being contested in good faith in accordance with the terms hereof;

c.  deposits or pledges to secure the payment of worker’s compensation, unemployment insurance and other social security or similar legislation or to secure liabilities to insurance carriers or reimbursement and indemnity obligations in respect of surety or appeal bonds;

d.  utility deposits and other deposits or pledges to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

e.  Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;

f.  easements (including reciprocal easement agreements and utility agreements), rights-of-way, zoning restrictions, other covenants, reservations, encroachments, leases, licenses or similar charges or encumbrances (whether or not recorded) and all other items listed on any Schedule B to Borrower’s owner’s title insurance policies, except in connection with any Indebtedness, for any of Borrower’s Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of Borrower and do not diminish in any material respect the value of the Property to which such Permitted Lien is attached;

g.  (I) Liens and judgments which have been or will be bonded (and the Lien on any cash or securities serving as security for such bond) or released of record within forty-five (45) days after the date such Lien or judgment is entered or filed against Borrower, or any Subsidiary, or (II) Liens which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and as to which the subject asset is not at risk of forfeiture;

h.  Liens on Property of the Borrower or its Subsidiaries securing Indebtedness which may be incurred or remain outstanding without resulting in an Event of Default hereunder;

i.  Liens created pursuant hereto in favor of the Administrative Agent for the benefit of the Banks;

j.  Liens not otherwise described but existing as of the Closing Date and listed on Schedule 1.1(b); and

k.  Liens in favor of the Borrower.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest publicly announced by the Administrative Agent from time to time as its “prime rate”.

“Pro Rata Share” means, with respect to matters related to Commitments, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments.

“Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.

“Qualified Institution” means (i) a Bank or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $5,000,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution (other than Borrower or its Affiliates) reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000 or is otherwise reasonably acceptable to the Administrative Agent; provided that in no event shall any competitor of the Borrower or any Subsidiary qualify as a “Qualified Institution” if the Borrower reasonably determines that such entity constitutes such a competitor.  Notwithstanding the foregoing, however, in no event shall any commercial bank or any wholly-owned Subsidiary thereof, savings and loan institution, investment bank or broker/dealer be deemed to be a competitor of the Borrower.

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined if with respect to a Euro-Currency Loan in Dollars, two Euro-Currency Business Days before the first day of such Interest Period.

“Rating Agencies” means, collectively, S&P,  Moody’s and Fitch.

“Real Property Assets” means as to any Person as of any time, the real property assets (including, without limitation, interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.

“Recourse Debt” shall mean Indebtedness that is not Non-Recourse Indebtedness.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a real estate investment trust, as defined under Section 856 of the Code.

“Required Banks” means at any time those Banks eligible to vote on matters hereunder after giving effect to Section 2.3(c) (a) having more than 50% of the aggregate amount of the Commitments of such Banks so entitled to vote or (b) if the Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Loans of such Banks so entitled to vote.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Secured Debt” means Indebtedness, the payment of which is secured by a Lien (other than a Permitted Lien listed in clauses (a) - (g), (i) and (k)) on any Property owned or leased by Borrower or any Consolidated Subsidiary, plus Borrower’s Share of Indebtedness, the payment of which is secured by a Lien (other than a Permitted Lien of the type described above in this definition) on any Property owned or leased by any Investment Affiliate.

“Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, and shall include Indebtedness which would be required to be included on the liabilities side of the balance sheet of Borrower in accordance with GAAP, but shall not include any Cash or Cash Equivalents or any evidence of the Obligations.

“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Syndication Agent” means Citicorp North America, Inc., in its capacity as syndication agent hereunder and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Taxes” means all federal, state, local and foreign income and gross receipts taxes.

“Term” has the meaning set forth in Section 2.8.

“Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA or the Code.

“Total Indebtedness” means, as of the date of determination and without duplication, all Indebtedness of Borrower and its Consolidated Subsidiaries, but excluding Borrower’s Share of all Indebtedness of Investment Affiliates.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Borrower or the applicable subsidiary plus capital improvements) of real estate assets of the Borrower and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.

“Unencumbered Asset” means the sum of (i) Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) all other assets (but excluding intangibles and accounts receivable) of the Borrower and its Subsidiaries not securing any portion of Secured Debt on a consolidated basis in accordance with GAAP; provided that assets (including Undepreciated Real Estate Assets) of any Subsidiary (other than a Guarantor) having Indebtedness that is material to the value of such assets shall be excluded from Unencumbered Assets.

“United States” means the United States of America, including the fifty states and the District of Columbia.

“Unsecured Debt” means the amount of Indebtedness for borrowed money of Borrower (or any Guarantor) which is not Secured Debt, including, without limitation, the amount of all then outstanding Loans (it being understood that Indebtedness of any Subsidiary that is not material to the value of such Subsidiary’s assets shall be Unsecured Debt).

“Value” means, as of any date of determination, with respect to each Unencumbered Asset the lesser of (x) undepreciated cost (or in the case of any Credit Tenant Lease Asset or Loan Asset that is less than 100% owned, directly or indirectly, by the Borrower, Borrower’s pro rata share thereof), and (y) market value (or in the case of any Credit Tenant Lease Asset or Loan Asset that is less than 100% owned, directly or indirectly, by the Borrower, Borrower’s pro rata share thereof), all as determined in accordance with GAAP.

SECTION 1.2.                Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Banks.

SECTION 1.3.                Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing or currency of Loans comprising such Borrowing; a “Euro-Currency Borrowing” is a Borrowing comprised of Euro-Currency Loans; or by reference to the provisions of Article 2 under which participation therein is determined.

ARTICLE II

THE CREDITS

SECTION 2.1.                Commitments to Lend. (a) Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a Committed Loan to the Borrower on the Closing Date in an amount not to exceed the Commitment of such Bank.  Each Euro-Currency Borrowing outstanding under this Section 2.1 shall be in an aggregate principal amount of $5,000,000, or an integral multiple of an amount of $1,000,000 in excess thereof, and each Base Rate Borrowing shall be in an aggregate principal amount of $1,000,000, or an integral multiple of $1,000,000 in excess thereof) and shall be made from the several Banks ratably in proportion to their respective Commitments. In no event shall the aggregate amount of Loans made on the Closing Date at any time exceed $2,000,000,000 (as adjusted pursuant to Section 2.9(c) or as may otherwise be provided in this Agreement, the “Facility Amount”).

(b)           The Commitments shall be (i) reduced upon receipt by the Borrower or any of its Subsidiaries prior to the Closing Date of any Net Offering Proceeds from the issuance or sale of its Capital Stock or Indebtedness (other than Indebtedness of any Subsidiary incurred in the ordinary course of business) in a capital markets transaction in an amount equal to such Net Offering Proceeds and (ii) reduced at any time or from time to time by an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or terminated at any time, in each case prior to Closing Date, at the option of the Borrower by notice to the Administrative Agent at least three Business Days prior to the date of such reduction or termination. The Administrative Agent shall promptly notify each Bank of any such reduction or termination.

SECTION 2.2.                Notice of Borrowing. (a) With respect to any Borrowing, the Borrower shall give Administrative Agent notice not later than 1:00 p.m. (New York City time) (x) the Business Day prior to the anticipated Closing Date with respect to Base Rate Borrowings, or (y) the third (3rd) Euro-Currency Business Day before the anticipated Closing Date with respect to Euro-Currency Borrowings, specifying:

(i)            the aggregate amount of such Borrowing,

(ii)           whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Currency Loans,

(iii)          in the case of a Euro-Currency Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

(iv)          payment instructions for delivery of such Borrowing; and

(v)           that no Default or Event of Default has occurred or is continuing.

SECTION 2.3.                Notice to Banks; Funding of Loans.

(a)           Upon receipt of a Notice of Borrowing from Borrower in accordance with Section 2.2 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, notify each applicable Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate applicable thereto and the Interest Period(s) (if different from those requested by the Borrower) and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless Borrower shall pay any applicable expenses pursuant to Section 2.12.

(b)           Not later than 2:00 p.m. (New York City time) on the Closing Date, each Bank shall (except as provided in subsection (d) of this Section) make available its Pro Rata Share of such Borrowing in Federal funds, to the Administrative Agent at its address referred to in Section 9.1.

(c)           Unless the Administrative Agent shall have received notice from a Bank prior to the Closing Date that such Bank will not make available to the Administrative Agent such Bank’s share of any Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the Closing Date in accordance with this Section 2.3 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on the Closing Date a corresponding amount on behalf of such Bank.  If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, at the Federal Funds Rate, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.  If such Bank shall not pay to Administrative Agent such corresponding amount after reasonable attempts are made by Administrative Agent to collect such amounts from such Bank, the Borrower agrees to repay to Administrative Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Administrative Agent, at the interest rate applicable thereto one (1) Business Day after demand. Nothing contained in this Section 2.3(c) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of Borrower with respect to any defaulting Bank or Administrative Agent.  The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.3(b) hereof shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof. In addition, until such time as such Bank shall make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.3(b) hereof or shall repay to the Administrative Agent all amounts due to it, as applicable, unless such failure is subject to a good faith dispute as to whether such advance or reimbursement is properly required to be made pursuant to the provisions of this Agreement, such Bank shall not have the right to approve or consent to any matter requiring such approval or consent hereunder.

(d)           Subject to the provisions hereof, the Administrative Agent shall make available each Borrowing to Borrower in Federal funds immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.

SECTION 2.4.                Notes.

(a)           Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Any additional costs incurred by the Administrative Agent, the Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to Borrower.  Each such Note shall be in substantially the form of Exhibit A hereto.  Upon the execution and delivery of any such Note, any existing Note payable to such Bank shall be returned to Borrower and replaced or modified accordingly.  Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(b)           Upon receipt of any Bank’s Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Bank.  Such Bank shall record the date, amount, currency, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower, with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes.  Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(c)           The Committed Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

(d)           There shall be no more than ten (10) Euro-Currency Groups of Loans outstanding at any one time.

SECTION 2.5.                Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower, in the Notice of Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII and without affecting the currency of any particular Loan), as follows:

(i)            if such Loans are Base Rate Loans, the Borrower may elect to convert all or any portion of such Loans to Euro-Currency Loans as of any Euro-Currency Business Day;

(ii)           if such Loans are Euro-Currency Loans, the Borrower may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such Loans as Euro-Currency Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by Borrower in the Notice of Interest Rate Election provided Borrower shall pay any losses pursuant to Section 2.12.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three (3) Euro-Currency Business Days prior to, but excluding, the effective date of the conversion or continuation selected in such notice.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group, (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each in the minimum amounts required hereby, (iii) no Committed Loan may be continued as, or converted into, a Euro-Currency Loan when any Event of Default has occurred and is continuing, provided, however, that if and for so long as Borrower shall have an Investment Grade Rating from S&P and Moody’s, if Borrower shall so request and the Required Banks shall so elect, then a Committed Loan may be continued as, or converted into, a

Euro-Currency Loan when any Event of Default has occurred and is continuing, and (iv) no Interest Period shall extend beyond the Maturity Date.

(b)           Each Notice of Interest Rate Election shall specify:

(i)            the Group of Loans (or portion thereof) to which such notice applies;

(ii)           the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)          if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Currency Loans, the duration of the initial Interest Period applicable thereto; and

(iv)          if such Loans are to be continued as Euro-Currency Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)           Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by the Borrower) and such notice shall not thereafter be revocable by the Borrower.  If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Currency Loans, such Dollar Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

SECTION 2.6.                Interest Rates.

(a)           Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euro-Currency Loan pursuant to Section 2.5, at a rate per annum equal to sum of the Base Rate plus the Applicable Margin for Base Rate Loans for such day.

(b)           Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Currency Loans for such day plus the Euro-Currency Rate applicable to such Interest Period.

(c)           In the event that, and for so long as, any Event of Default shall have occurred and be continuing, any overdue principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest and fees in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and two percent (2%), or, if any Committed Loan shall have been continued as, or converted into, a Euro-Currency Loan, then, as to such

Loan only, the sum of the Euro-Currency Rate and the Applicable Margin for Euro-Currency Loans, and two percent (2%) (collectively, the “Default Rate”).

(d)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

(e)           Interest on all Loans bearing interest at the Base Rate shall be payable on the first Business Day of each calendar month. Interest on all Loans bearing interest based on the Euro-Currency Rate shall be payable on the last Euro-Currency Business Day of the applicable Interest Period.

SECTION 2.7.                Fees.

(a)           Commitment Fee. If the Closing Date shall not have occurred by August 15, 2007, for the period beginning on August 15, 2007 and ending on the Closing Date or the date on which the Commitments are otherwise terminated hereunder (the “Commitment Fee Period”), the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments a commitment fee on the aggregate Commitments at the rate of 0.10% per annum. The commitment fee shall be payable in arrears on the last Business Day of each March, June, September and December during the Commitment Fee Period and on the Closing Date and the date of any termination of the Commitments.

(b)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any agreements with the Administrative Agent and to perform any other obligations contained therein.

SECTION 2.8.                Termination of Commitments and Maturity Date. The term (the “Term”) of the Commitments (and each Bank’s obligations to make Loans) shall terminate and expire on the Closing Date, which shall not be later than October 15, 2007. Any Loans outstanding on the Maturity Date (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.

SECTION 2.9.                Optional Prepayments.

(a)           The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans, in whole at any time, or from time to time in part in amounts aggregating One Million Dollars ($1,000,000) or more, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b)           The Borrower may, upon at least three (3) Euro-Currency Business Days’ notice to the Administrative Agent, given no later than 1:00 p.m. (New York time, with respect to Dollar denominated Loans) pay all, or from time to time in part in amounts aggregating the amount of approximately Five Million Dollars ($5,000,000) or more, of any Euro-Currency Loan as of the last day of the Interest Period applicable thereto.  Except as provided in Article 8 and except with respect to any Euro-Currency Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.5 hereof, the Borrower may not prepay all or any portion of the principal amount of any Euro-Currency Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.12. Each such optional prepayment shall be applied to prepay ratably the Loans of the Banks included in any Group of Euro-Currency Loans, except that any Euro-Currency Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.5 hereof may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.

(c)           Any amounts so prepaid pursuant to Section 2.9 (a) or (b) may not be reborrowed.

SECTION 2.10.              Mandatory Prepayments. The Committed Loans shall be prepaid upon receipt by the Borrower or any of its Subsidiaries after the Closing Date of Net Offering Proceeds from the issuance or sale of its Capital Stock or Indebtedness (other than any Indebtedness of any Subsidiary incurred in the ordinary course of business and other than any Indebtedness under the Existing Credit Agreement and the New Revolving Credit Agreement) in a capital markets transaction in an amount equal to such Net Offering Proceeds.

SECTION 2.11.              General Provisions as to Payments.

(a)           The Borrower shall make each payment of the principal of and interest on the Loans and fees hereunder, without set-off or counterclaim, by initiating a wire transfer not later than 1:00 p.m. (New York City time) on the date when due, of Federal or other appropriate funds immediately available in New York, New York, to the Administrative Agent at its address referred to in Section 9.1. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks.  Whenever any payment of principal of, or interest on the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Euro-Currency Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.12.              Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Currency Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Euro-Currency Loans after notice has been given to any Bank in accordance with Section 2.5(a), or if Borrower shall deliver a Notice of Interest Rate Election specifying that a Euro-Currency Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after certification by such Bank of such loss or expense (which shall be delivered by each such Bank to Administrative Agent for delivery to Borrower) for any resulting loss (based on interest only, exclusive of fees, if any) or expense incurred by it (or by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to Administrative Agent and Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.

SECTION 2.13.              Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or, in the case of interest based on the Prime Rate only, 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.14.              Use of Proceeds. The Borrower shall use the proceeds of the Loans to fund a portion of the costs of the Acquisition, and pay related costs and expenses incurred in connection with the Acquisition and the financing thereof.

ARTICLE III

CONDITIONS

SECTION 3.1.                Closing. The Closing Date shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:

(a)           the Borrower as of the Closing Date shall have executed and delivered to the Administrative Agent a Note for the account of each Bank requesting the same dated the Closing Date and complying with the provisions of Section 2.4;

(b)           the Borrower and the Administrative Agent and each of the Banks shall have executed and delivered to the Borrower and the Administrative Agent a duly executed original of this Agreement;

(c)           the Administrative Agent shall have received opinions of (i) Clifford Chance US LLP, special counsel for the Borrower, and (ii) Geoffrey Dugan, Esq., in-house counsel for the Borrower, each acceptable to the Administrative Agent, the Banks and their counsel;

(d)           the Acquisition shall have been consummated in accordance with the Asset Purchase Agreement without any amendment or waiver adverse to the Banks in a material respect;

(e)           the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower as of the Closing Date, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.  Such documentation shall include, without limitation, the articles of incorporation of Borrower, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of Borrower as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate as to Borrower from the Secretary of State (or the equivalent thereof) of Maryland, to be dated not more than thirty (30) days prior to the Closing Date;

(f)            the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 2.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its reasonable discretion;

(g)           the Borrower shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by the Borrower;

(h)           the Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to Section 2.7 hereof on or before the Closing Date, and the reasonable and documented fees and expenses accrued through the Closing Date of Simpson Thacher & Bartlett LLP shall have been paid to Simpson Thacher & Bartlett LLP;

(i)            the Borrower shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(j)            no Default or Event of Default shall have occurred;

(k)           the representations and warranties of the Borrower contained in Sections 4.1, 4.2, 4.4(a), 4.11, 4.13 and 4.20 (other than any such representations and warranties which expressly speak as of a different date, which representations and warranties shall be true and correct in all material respects as of such different date) and the representations and warranties in the Asset Purchase Agreement as are material to the interests of the Banks, but only to the extent that the Borrower has the right to terminate its obligations under the Asset Purchase Agreement as a result of a breach of such representations and warranties in the Asset Purchase Agreement shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans.

Each Borrowing on the Closing Date shall be deemed to be a representation and warranty by the Borrower on the Closing Date as to the facts specified in clause (k).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date and, in accordance with Section 3.1(k) hereof, as of each Borrowing.  Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

SECTION 4.1.                Existence and Power. The Borrower is a corporation, duly formed, validly existing and in good standing under the laws of the State of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

SECTION 4.2.                Power and Authority. The Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of the Loan Documents to which it is a party.  The Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other similar laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

SECTION 4.3.                No Violation. Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which the

Borrower (or of any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Borrower under any organizational document of any Person in which the Borrower has an interest, or cause a material default under the Borrower’s agreement or certificate of limited partnership, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

SECTION 4.4.                Financial Information. (a) The consolidated financial statement of Borrower and its Consolidated Subsidiaries as of December 31, 2006, and for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP fairly present, in conformity with GAAP, the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date and the consolidated results of operations and cash flows for such Fiscal Year; and, the consolidated financial statement of the Borrower and its Consolidated Subsidiaries as of March 31, 2007 and for the fiscal quarter then ended fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and the consolidated results  of operations and cash flows for such fiscal quarter, subject to normal year-end audit adjustments.

(b)           Since December 31, 2006, (i) except as may have been disclosed in writing to the Banks prior to the Closing Date, nothing has occurred having a Material Adverse Effect, and (ii) except as set forth on Schedule 4.4(b), Borrower has not incurred any material Indebtedness or guaranteed any Indebtedness on or before the Closing Date.

SECTION 4.5.                Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, (i) the Borrower or any of its Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of the assets of the Borrower or any of its Consolidated Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

SECTION 4.6.                Compliance with ERISA. (a) Except as set forth on Schedule 4.6 attached hereto, Borrower is not a member of nor has entered into, maintained, contributed to, or been required to contribute to, or may incur any liability with respect to any Plan or Multiemployer Plan.  In the event that at any time after the Closing Date, Borrower shall become a member of any other material Plan or Multiemployer Plan, Borrower promptly shall notify the Administrative Agent thereof (and from and after such notice, Schedule 4.6 shall be deemed modified thereby).

(b)           No assets of Borrower constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including, but not limited to, 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.  In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, Borrower covenants and agrees that Borrower shall not use any “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code to repay or secure the Note, the Loan, or the Obligations.

SECTION 4.7.                Environmental. The Borrower conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Consolidated Subsidiaries when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses).  On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

SECTION 4.8.                Taxes. The Borrower and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, or any Consolidated Subsidiary, except (i) such taxes, if any, as are reserved against in accordance with GAAP, (ii) such taxes as are being contested in good faith by appropriate proceedings or (iii) such tax returns or such taxes, the failure to file when due or to make payment when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 4.9.                Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent and all the Banks for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified; provided that, with respect to projected financial information, the Borrower represents and warrants only that such information represents the Borrower’s expectations regarding future performance, based upon historical information and reasonable assumptions, it being understood, however, that actual results may differ from the projected results described in the financial projections.  The Borrower has disclosed to the Administrative Agent, in writing any and all facts which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect.

SECTION 4.10.              Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower will be Solvent.

SECTION 4.11.              Use of Proceeds. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions hereof.  Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.

SECTION 4.12.              Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect;

SECTION 4.13.              Investment Company Act. Neither the Borrower nor any Consolidated Subsidiary is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

SECTION 4.14.              Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of the Borrower is 1114 Avenue of the Americas, New York, NY 10036.

SECTION 4.15.              REIT Status. Borrower is qualified and Borrower will continue to qualify as a real estate investment trust under the Code.

SECTION 4.16.              Patents, Trademarks, etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.

SECTION 4.17.              Judgments. As of the Closing Date, there are no final, non-appealable judgments or decrees in an aggregate amount of Ten Million Dollars ($10,000,000) or more entered by a court or courts of competent jurisdiction against the Borrower or any Consolidated Subsidiary or, to the extent such judgment would be recourse to Borrower or any of its Consolidated Subsidiaries (other than judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or which have been paid or stayed).

SECTION 4.18.              No Default. No Event of Default or, to the best of the Borrower’s knowledge, Default exists under or with respect to any Loan Document and the Borrower is not in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

SECTION 4.19.              Licenses, etc. The Borrower has obtained and does hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.

SECTION 4.20.              Compliance With Law. To the Borrower’s knowledge, the Borrower and each of its assets are in compliance in all material respects with all laws, rules, regulations, orders, judgments, writs and decrees, the failure to comply with which is likely to have a Material Adverse Effect.

SECTION 4.21.              No Burdensome Restrictions. Except as may have been disclosed by the Borrower in writing to the Banks prior to the Closing Date, the Borrower is not a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.

SECTION 4.22.              Brokers’ Fees. The Borrower has not dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and the Borrower has not done any act, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable to the Administrative Agent and the Banks, and certain other Persons as previously disclosed in writing to the Administrative Agent.

SECTION 4.23.              Labor Matters. Except as disclosed on Schedule 4.6, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any member of the ERISA Group, and the Borrower has not suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

SECTION 4.24.              Insurance. The Borrower currently maintains 100% replacement cost insurance coverage (subject to customary deductibles) in respect of each of its Real Property Assets, as well as commercial general liability insurance (including, without limitation, “builders’ risk” where applicable) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to liability and casualty insurance with insurers having an A.M. Best policyholders’ rating of not less than A-/VII in amounts no less than customarily carried by owners of properties similar to, and in the same locations as, Borrower’s Real Property Assets.

SECTION 4.25.              Organizational Documents. The documents delivered pursuant to Section 3.1(e) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower. The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each such document.

SECTION 4.26.              Unencumbered Assets and Indebtedness. As of the date hereof, Schedule 1.1 accurately sets forth (i) total Unencumbered Assets  (ii) all Unsecured Debt, and (iii) all Secured Debt. All of the information set forth on Schedule 1.1 is true and correct in all material respects.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligation remains unpaid:

SECTION 5.1.                Information. The Borrower will deliver to each of the Banks or post to Intralinks provided such information is not otherwise publicly available:

(a)           as soon as available and in any event within five (5) Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each Fiscal Year of the Borrower) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of Borrower’s operations and consolidated statements of Borrower’s cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if available), all reported in a manner acceptable to the Securities and Exchange Commission on Borrower’s Form 10-K and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b)           (i) as soon as available and in any event within five (5) Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of Borrower’s operations and consolidated statements of Borrower’s cash flow for such quarter and for the portion of the Borrower’s Fiscal Year ended at the end of such Fiscal Quarter, all reported in the form provided to the Securities and Exchange Commission on Borrower’s Form 10-Q, together with (ii) such other information reasonably requested by the Administrative Agent or any Bank;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a financial officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) certifying (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, with respect to the Borrower subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to, but excluding, the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Sections 5.8 and 5.9 at or as of the date of said financial statements, or with respect to Section 5.8(a), at any time, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action the Borrower proposes to take in respect thereof.  Such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above;

(d)           (i) within five (5) Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, or other executive officer of the Borrower, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or any Consolidated Subsidiary or its directly or indirectly owned Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e)           promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all proxy statements so mailed;

(f)            promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and, in the case of any occurrence covered by any of clauses (i) through (vii) above, which occurrence would reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(g)           promptly and in any event within ten (10) days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition, and the Borrower’s or, if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by the Borrower, or any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the existence of any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;

(h)           promptly and in any event within five (5) Business Days after receipt of any notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence;

(i)            simultaneously with the delivery of the information required by Sections 5.1(a) and (b), a statement of all Secured Debt (in each case, on a Subsidiary by Subsidiary basis), as well as the total amount of Unsecured Debt and Value of the Unencumbered Assets;

(j)            promptly and in any event within ten (10) days after an event or events of default with respect to Non-Recourse Indebtedness in an aggregate amount equal to or greater than $100,000,000 of the Borrower, its Consolidated Subsidiaries and/or Borrower’s Share of Non-Recourse Indebtedness of Investment Affiliates, Borrower shall deliver to the Administrative Agent a recalculation of the Consolidated Tangible Net Worth, reflecting the effects of such event or events of default, as well as any other changes in the Borrower’s Consolidated Tangible Net Worth; and

(k)           from time to time such additional information regarding the financial condition or operations of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing, so long as disclosure of such information could not result in a violation of, or expose the Borrower or its Subsidiaries to any material liability under, any applicable law, statute, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries or on any Property of any of them.

SECTION 5.2.                Payment of Obligations. The Borrower and its Consolidated Subsidiaries will pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, any such material obligations pursuant to any agreement by which it or any of its properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

SECTION 5.3.                Maintenance of Property; Insurance; Leases.

(a)           The Borrower will keep, and will cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation each of its Real Property Assets (for so long the same constitutes a Real Property Asset), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.

(b)           The Borrower shall maintain, or cause to be maintained, insurance described in Section 4.24 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for less coverage than insurance customarily carried by owners of properties similar to, and in the same locations as, Borrower’s Real Property Assets.  The Borrower will deliver to the Administrative Agent (i) upon the reasonable request of the Administrative Agent from time to time certificates of insurers evidencing the insurance carried, (ii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage required by Section 4.24 from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal (without replacement) of coverage by the Borrower.

SECTION 5.4.                Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect, its corporate existence and its rights, privileges and franchises necessary for the normal conduct of its business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

SECTION 5.5.                Compliance with Laws. The Borrower will, and will cause its Consolidated Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to its Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose Administrative Agent or Banks to any material liability therefor.

SECTION 5.6.                Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and will permit representatives of any Bank, at such Bank’s expense, or from and after an Event of Default, at Borrower’s expense, so long as disclosure of such information could not result in a violation of, or expose the Borrower or any of its Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired.

SECTION 5.7.                Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its and its Consolidated Subsidiaries’ existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

SECTION 5.8.                Financial Covenants.

(a)           Minimum Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth of the Borrower determined in conformity with GAAP will at no time be less than the sum of Two Billion One Hundred and Sixty Seven Million Three Hundred and Ten Thousand and Four Hundred and Fifty Dollars ($2,167,310,450) and sixty five percent (65%) of the Net Offering Proceeds from Capital Stock of the Borrower (other than proceeds used within thirty (30) days after the issuance giving rise to such Net Offering Proceeds to redeem, retire or repurchase ownership or equity interests in Borrower, up to the amount paid by Borrower in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that Borrower shall not have increased its Consolidated Tangible Net Worth as a result of any such proceeds) received by the Borrower subsequent to March 31, 2007.

(b)           Total Indebtedness to Net Worth. As of the last day of each Fiscal Quarter, the ratio of Total Indebtedness to the Borrower’s Net Worth shall be equal to or less than 5.00:1.00.

(c)           EBITDA to Fixed Charges Ratio. The ratio of EBITDA to Fixed Charges, for the then most recently completed four (4) consecutive Fiscal Quarters, shall be equal to or greater than 1.50:1.00.

(d)           Unencumbered Pool. The ratio of the Value of the Unencumbered Assets to Unsecured Debt, as of the last day of each Fiscal Quarter, shall be equal to or greater than 1.20:1.00.

(e)           Dividends. For so long as no Event of Default shall have occurred and be outstanding, Borrower will not pay any dividends to holders of common equity in the Borrower  in excess of the greater of (x) 110% of Adjusted Earnings for the then most recently completed four (4) consecutive Fiscal Quarters, and (y) such amounts as are necessary to enable the Borrower to maintain the Borrower’s status as a real estate investment trust. For so long as an Event of Default shall have occurred and be outstanding, Borrower will not, as determined on an aggregate annual basis, pay any dividends in excess of those amounts required to be paid in order for the Borrower to maintain its status as a real estate investment trust.

SECTION 5.9.                Restriction on Fundamental Changes. (a) Borrower shall not enter into any merger or consolidation without obtaining the prior written consent thereto in writing of the Required Banks, unless the Borrower is the surviving entity, and the same will not result in the occurrence of an Event of Default. Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired.

(b)           The Borrower shall not amend its articles of incorporation, bylaws, or other organizational documents in any manner that would have a Material Adverse Effect without the Required Banks’ consent.

SECTION 5.10.              Changes in Business. Borrower’s primary business will not be substantially different from that conducted by Borrower on the Closing Date and shall include ownership and management of Credit Tenant Lease Assets and Loan Assets. The Borrower shall carry on its business operations through the Borrower and its Consolidated Subsidiaries and its Investment Affiliates.

SECTION 5.11.              Borrower Status.  Borrower shall at all times (i) remain a publicly traded company listed for trading on the New York Stock Exchange (or another nationally recognized stock exchange), and (ii) maintain its status as a self-directed and self-administered REIT under the Code.

SECTION 5.12.              Other Indebtedness. (a)      Borrower shall not incur or maintain or permit any Secured Debt which is Recourse Debt in excess of an amount equal to 20% of Consolidated Tangible Net Worth. Any Indebtedness maintained or incurred by any Subsidiary of Borrower that is Recourse Debt of such Subsidiary shall be deemed to be Secured Debt for purposes of this Section 5.12 and Section 5.8; provided that Indebtedness of any Guarantor that is not secured shall not be so deemed to be Secured Debt.

(b)           The Borrower shall not permit any Guarantor to incur any Indebtedness other than Indebtedness evidenced by the Guarantee Agreement or Indebtedness owed to the Borrower.

SECTION 5.13.              Forward Equity Contracts. Borrower shall not enter into any forward equity contracts.

ARTICLE VI

DEFAULTS

SECTION 6.1.                Events of Default. An “Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:

(a)           the Borrower shall fail to (i) pay when due any principal of any Loan, or (ii) the Borrower shall fail to pay when due interest on any Loan or any fees or any other amount payable to Administrative Agent or the Banks hereunder and the same shall continue for a period of five (5) days after the same becomes due;

(b)           the Borrower shall fail to observe or perform any covenant contained in Section 5.8, Section 5.9, Section 5.10, Section 5.11 or Section 5.12;

(c)           the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b), (e), (f), (g), (h), (i), (l) or (m) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent; or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days;

(d)           any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by the Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect in a material respect when made (or deemed made) is not removed, corrected or cured within thirty (30) days after the earlier of written notice thereof from Administrative Agent to Borrower and the Borrower otherwise obtains knowledge thereof;

(e)           the Borrower or any Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amounts exceed Seventy-Five Million Dollars ($75,000,000) and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Debt; or the Borrower or any Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;

(f)            the Borrower or any Consolidated Subsidiary of Borrower or any Investment Affiliate of Borrower to which, either individually or in the aggregate, $100,000,000 or more of Borrower’s Consolidated Tangible Net Worth is attributable, shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidate, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;

(g)           an involuntary case or other proceeding shall be commenced against the Borrower or any Consolidated Subsidiary of Borrower or any Investment Affiliate of Borrower

to which, either individually or in the aggregate, $100,000,000 or more of Borrower’s Consolidated Tangible Net Worth is attributable, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect;

(h)           one or more final, non-appealable judgments or decrees in an aggregate amount of Seventy-Five Million Dollars ($75,000,000) or more shall be entered by a court or courts of competent jurisdiction against Borrower or any Consolidated Subsidiary (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing), and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within ninety (90) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;

(i)            there shall be a replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who were either members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved;

(j)            any Person or “group” (as such term is defined in applicable federal securities laws and regulations) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than forty  percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding common shares of the Borrower;

(k)           if any Termination Event with respect to a Plan or Multiemployer Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan or Multiemployer Plan and the insufficiency of any and all other Plans and Multiemployer Plans with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing and in the case of a liability with respect to a Termination Event which is or could be a liability of the Borrower rather than a liability of the Plan, the liability of the Borrower) is equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect;

(l)            if, any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect;

(m)          at any time, for any reason the Borrower repudiates in writing its payment obligations under any Loan Document; or

(n)           any assets of Borrower shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.

SECTION 6.2.                Rights and Remedies. (a) Upon the occurrence of any Event of Default described in Sections 6.1(f) or (g), the Commitments shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent, following consultation with the Banks, may (and upon the demand of the Required Banks shall), by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself.

(b)           Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained solely by the Administrative Agent on behalf of the Administrative Agent and/or the Banks. The Administrative Agent shall act at the direction of the Required Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents or, if the Required Banks are unable to reach agreement, then, from and after an Event of Default, the Administrative Agent may pursue such rights and remedies as it may determine.

SECTION 6.3.                Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(c) and 6.1(d) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Bank or Borrower referring to this Agreement or the other Loan Documents, describing such event or condition.  Should

Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should Administrative Agent send Borrower a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Bank.

SECTION 6.4.                Distribution of Proceeds after Default. Notwithstanding anything contained herein to the contrary, from and after an Event of Default, to the extent proceeds are received by Administrative Agent, such proceeds will be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans reimbursement obligations (giving effect to any participations granted therein pursuant to Section 9.6).

ARTICLE VII

THE AGENTS; CERTAIN MATTERS RELATING TO THE LENDERS

SECTION 7.1.                Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Section 7.8 hereof, the provisions of this Article VII are solely for the benefit of Administrative Agent and the Banks, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of the Banks and will not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

SECTION 7.2.                Agency and Affiliates. JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc. each has the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent or Syndication Agent, as applicable, and JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc. and each of their affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if they were not the Administrative Agent or Syndication Agent, as applicable, hereunder, and the term “Bank” and “Banks” shall include each of JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc., each in its individual capacity.

SECTION 7.3.                Action by Agents. The obligations of each of the Agents hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, each of the Agents shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI.  The duties of each Agent shall be administrative in nature.  Subject to the provisions of Sections 7.1, 7.5 and 7.6, each Agent shall administer the Loans in the same manner as each administers its own loans.

SECTION 7.4.                Consultation with Experts. As between Administrative Agent on the one hand and the Banks on the other hand, the Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.5.                Liability of Agents. As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between each Agent on the one hand and the Banks on the other hand, none of the Agents shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.6.                Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agents and the named “Managing Agents” and their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Agent or “Managing Agent” under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder.  In the event that any Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, such Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank.  Each Agent shall reimburse such Banks so entitled to reimbursement within two (2) Business Days of its receipt of such funds from the Borrower or such other party liable therefor.

SECTION 7.7.                Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, Syndication Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.8.                Successor Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks, the Borrower and each other, and the

Administrative Agent shall resign in the event its Commitment (without giving effect to any Participants) is reduced to less than Ten Million Dollars ($10,000,000) unless as a  result of a cancellation or reduction in the aggregate Commitments. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall, provided no Event of Default has occurred and is then continuing, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Banks and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be the Administrative Agent, who shall act until the Required Banks shall appoint an Administrative Agent.  Any appointment of a successor Administrative Agent by Required Banks or the retiring Administrative Agent pursuant to the preceding sentence shall, provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.  For gross negligence or willful misconduct, as determined by all the Banks (excluding for such determination Administrative Agent in its capacity as a Bank), Administrative Agent may be removed at any time by giving at least thirty (30) Business Days’ prior written notice to Administrative Agent and Borrower.  Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent, in accordance with the provisions of this Section 7.8.

SECTION 7.9.                Consents and Approvals. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof ).  Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Administrative Agent (the “Bank Reply Period”). With respect to decisions requiring the approval of the Required Banks, or all the Banks, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent shall follow the course of action or determination of the Required Banks or all the Banks, as the case may be.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.1.                Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Currency Borrowing the Administrative Agent determines in good faith that deposits in Dollars are not being offered in the relevant market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Currency Loans in Dollars shall be suspended.  In such event unless the Borrower notifies the Administrative Agent on or before the second (2nd) Euro-Currency Business Day before, but excluding, the date of any Euro-Currency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.2.                Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Currency Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Euro-Currency Lending Office) to make, maintain or fund its Euro-Currency Loans, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in the case of such event to make Euro-Currency Loans shall be suspended. With respect to Euro-Currency Loans, before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Bank, be otherwise commercially disadvantageous to such Bank.

If at any time, it shall be unlawful for any Bank to make, maintain or fund any of its Euro-Currency Loans, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, together with accrued and unpaid interest and fees thereon and all other amounts due to such Bank are concurrently therewith paid in full to such Bank, and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest due thereon and any and all fees and other amounts due hereunder, upon which event, such Bank’s Commitments shall be deemed to be canceled.

SECTION 8.3.                Increased Cost and Reduced Return.

(a)           If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any Euro-Currency Loan any such requirement reflected in an applicable Euro-Currency Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Loan Effective Date affecting such Bank’s Euro-Currency Loans or its obligation to make Euro-Currency Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Currency Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect to such Euro-Currency Loans, by an amount reasonable determined by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Euro-Currency Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(b)           If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(c)           Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. Notwithstanding the foregoing, if such Bank shall fail to notify Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)           If at any time, any Bank has demanded compensation pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a Qualified Institution, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans plus accrued interest, fees and other amounts due to such Bank, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled.

SECTION 8.4.                Taxes.

(a)           Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or Administrative Agent and such other jurisdiction or by the United States, except to the extent that such connection would not have arisen but for entering into the transactions contemplated hereby (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If the Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 8.4) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the

Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c)           In the event that Non-Excluded Taxes not imposed on the Closing Date are imposed, or Non-Excluded Taxes imposed on the Closing Date increase, the applicable Bank shall notify the Administrative Agent and the Borrower of such event in writing within a reasonable period following receipt of knowledge thereof. Notwithstanding the foregoing, if such Bank shall fail to notify Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then Borrower’s liability for such additional Non-Excluded Taxes incurred by such Bank as a result of such event (including payment of a make whole amount under Section 8.4(a)(i)) shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Borrower of the occurrence of such event.

(d)           The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank or the Administrative Agent (as the case may be) and, so long as such Bank or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto.  This indemnification shall be made within 15 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor.

(e)           Each Bank or Administrative Agent that is a United States person for U.S. federal income tax purposes, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and Administrative Agent listed on the signature pages hereof and on or prior to the date on which it becomes a Bank or the Administrative Agent in the case of each other Bank or Administrative Agent, shall provide the Borrower with two duly completed copies of Internal Revenue Service Form W-9 or any successor form prescribed by the Internal Revenue Service and shall provide Borrower with two further copies of any such form on or before the date any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered to Borrower.  Each Bank and Administrative Agent that is not a United States person for U.S. federal income tax purposes, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and Administrative Agent listed on the signature pages hereof and on or prior to the date on which it becomes a Bank or the Administrative Agent in the case of each other Bank or Administrative Agent, shall provide the Borrower with two duly completed copies of an Internal Revenue Service Form W-8BEN or W-8ECI, as applicable to such Bank or Administrative Agent, or any successor form prescribed by the Internal Revenue Service, and shall provide Borrower with two further copies of any such form on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower.  A Bank that provides copies of the Internal Revenue Service Form W-8BEN and that is legally entitled to claim the portfolio interest exemption pursuant to Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”), shall further provide Borrower with, together with such Internal Revenue Service Form W-8BEN, a written confirmation of its entitlement to such exemption.  To the extent that it is legally entitled to do so, a Bank shall properly claim that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of, or eliminates, withholding tax on payments of interest hereunder.  A Bank that is not a United States person and that grants a participating interest in a Loan or Commitment to any other person shall provide, in addition to its own forms specified above, Borrower with two duly completed copies of the Internal Revenue Service form applicable to such other person, each under the cover of an Internal Revenue Service Form W-8IMY and a withholding statement prepared in the manner prescribed by the Internal Revenue Service, or such other forms and/or certificates that it is legally entitled to provide evidencing such participant’s entitlement to any exemption from, or reduction in the rate of U.S. withholding tax, and shall provide Borrower with two further copies of any such forms and statements on or before the date any such forms or statements expire or become obsolete and after the occurrence of any event requiring a change in the most recent form or statement previously delivered to Borrower.  If a Bank fails to timely and properly provide or update such forms or statements or if the form or statement provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States withholding tax rate in excess of zero, then backup withholding or withholding tax resulting from the foregoing shall be considered excluded from “Non-Excluded Taxes” as defined in Section 8.4(a).

(f)            Upon reasonable demand by, and at the expense of, Borrower to the Administrative Agent or any Bank, the Administrative Agent or Bank, as the case may be, shall deliver to the Borrower, or to such government or taxing authority as the Borrower may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Borrower to make a payment to or for the account of such Bank or the Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Borrower making such demand and to be executed and to be delivered with any reasonably required certification.

(g)           For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to (and to the extent required by) Section 8.4(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(d) with respect to Non-Excluded Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as Borrower shall incur no cost or liability as a result thereof.

(h)           If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Bank, is not otherwise disadvantageous to such Bank.

(i)            If at any time, any Bank has demanded compensation pursuant to Section 8.3 or 8.4 or the obligation of such Bank of make Euro-Currency Loans has been suspended pursuant to Section 8.2, in any such case, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a Qualified Institution, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans plus accrued interest, fees and other amounts due to such Bank, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon.

SECTION 8.5.                Base Rate Loans Substituted for Affected Euro-Currency Loans. If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Currency Loans and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)           Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euro-Currency Loans and thereafter all Loans which would otherwise be made by such Bank to the Borrower as Euro-Currency Loans shall be made instead as Base Rate Loans; and

(b)           after each of its Euro-Currency Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Currency Loans shall be applied to repay its Base Rate Loans instead; and

(c)           Borrower will not be required to make any payment which would otherwise be required by Section 2.12 with respect to such Euro-Currency Loans converted to Base Rate Loans pursuant to clause (a) above.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.                Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party:  (x) in the case of the Borrower and the Administrative Agent, at its address or facsimile number set forth on Exhibit C attached hereto with duplicate copies thereof, in the case of the Borrower, to the Borrower, at its address set forth on the signature page hereof, to its General Counsel and Chief Financial Officer, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until actually received.

SECTION 9.2.                No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.3.                Expenses; Indemnification.

(a)           The Borrower shall pay within thirty (30) days after written notice from the Administrative Agent, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable and documented fees and disbursements of special counsel Simpson Thacher & Bartlett LLP ), in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable and documented fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, without limitation, reasonable and invoiced fees and disbursements of counsel for the Administrative Agent and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom (provided, however, that the attorneys’ fees and disbursements for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable and invoiced non-duplicative fees and disbursements of (A) counsel for Administrative Agent and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable and invoiced non-duplicative costs and expenses of Administrative Agent). For purposes of this subsection 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing the Administrative Agent).

(b)           The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of Borrower or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement or that are excluded under Section 8.3, (b) incurred solely by reason of the gross negligence, willful misconduct, bad faith or fraud of such Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from any violation of Environmental Law relating to a Property, which violation is caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of Administrative Agent or any Bank shall be solely in their respective capacities as such director, officer, agent or employee. The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations. Without limitation of the other provisions of this Section 9.3, Borrower shall indemnify and hold each of the Administrative Agent and the Banks free and harmless from and against all loss, costs (including reasonable and documented attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that the Administrative Agent and the Banks may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in the Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties, or a breach of the provisions, set forth in Section 4.6(b).

SECTION 9.4.                Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent, which consent shall not be unreasonably withheld, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Bank under this

Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank.  Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it, which is greater than the proportion received by any other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Commitment or a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

SECTION 9.5.                Amendments and Waivers. Any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent in its capacity as Administrative Agent, are affected thereby, by the Administrative Agent); provided that (A) no amendment or waiver with respect to this Agreement, the Notes or any other Loan Document shall, unless signed by each Bank directly affected thereby, (i) reduce the principal of or rate of interest on any Loan or any fees hereunder, (ii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iii) change the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, or (iv) modify the provisions of this Section 9.5, and (B) no amendment or waiver with respect to this Agreement or any other Loan Document shall increase, extend or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation unless signed by such Bank.

SECTION 9.6.                Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and (ii) a Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b)           Prior to the occurrence of an Event of Default, any Bank may at any time, grant to a then existing Bank or any Affiliate thereof, one or more banks, finance companies,

insurance companies or other financial institutions or trusts (a “Participant”) participating interests in its Commitment or any or all of its Loans. After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person in any amount (also a “Participant”), participating interests in its Commitment or any or all of its Loans.  Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 9.5(A) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.

(c)           Any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than Five Million Dollars ($5,000,000) and integral multiple of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank or any Affiliate thereof or in the case of an assignment of a Bank’s entire Commitment) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit B hereto executed by such Assignee and such transferor Bank; provided, that if no Event of Default shall have occurred and be continuing, such assignment shall be subject to the Administrative Agent’s, and the Borrower’s consent, which consent shall not be unreasonably withheld or delayed; and provided further that if an Assignee is an affiliate of such transferor Bank or was a Bank or Affiliate thereof immediately prior to such assignment, no such consent shall be required from the Borrower or the Administrative Agent.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested or required, a new Note is issued to the Assignee upon the return to the Borrower of the old Note, if any, marked “cancelled”.  In connection with any such assignment (other than an assignment by a Bank to an affiliate), the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.  If the Assignee is not organized under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4. Any assignment made during the continuation of an Event of Default shall not be invalidated by any subsequent cure of such Event of Default.

(d)           No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower’s prior written consent or (ii) by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(e)           No Assignee of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations. No Participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

(f)            Anything in this Agreement to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Bank holding a Commitment without participants of less than Five Million Dollars ($5,000,000) unless as a result of a cancellation or reduction of the aggregate Commitments; provided, however, that no Bank shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted under this Section 9.6.

(g)           The Administrative Agent shall maintain on behalf of Borrower a register of principal and interest with respect to each Loan and Commitment.

SECTION 9.7.                Governing Law; Submission to Jurisdiction; Judgment Currency. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b)           Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case, which are located in New York County, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof.  The Borrower irrevocably consents, for itself, to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth below its signature hereto. The Borrower hereby, for itself, irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(c)           If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(d)           The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any other amounts due from the Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.8(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

SECTION 9.8.                Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

SECTION 9.9.                WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.10.              Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

SECTION 9.11.              Domicile of Loans. Subject to the provisions of Article VIII, each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

SECTION 9.12.              Limitation of Liability. No claim may be made by the Borrower or any other Person acting by or through Borrower against the Administrative Agent, the Syndication Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 9.13.              Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of the Borrower, except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee.

SECTION 9.14.              Confidentiality. Each of the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Banks understands that some of the information furnished to it pursuant to this Agreement and the other Loan Documents may be received by it prior to the time that such information shall have been made public, and each of the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Banks hereby agrees that it will keep all Information (as defined below) received by it confidential except that the Administrative Agent, Syndication Agent, the Joint Lead Arrangers, the Joint Bookrunners and each Bank shall be permitted to disclose Information (i) only to such of its officers, directors, employees, agents, auditors and buyers as need to know such information in connection with this Agreement or any other Loan Document and who will be advised of the confidential nature of such Information; (ii) to any other party to this Agreement; (iii) to a proposed Assignee or Participant in accordance with Section 9.6 hereof, provided such Person agrees in writing to keep such Information confidential on terms substantially similar to this Section 9.14; (iv) to the extent required by applicable law and regulations or by any subpoena or other legal process; (v) to the extent requested by any bank regulatory authority or other regulatory authority or self-regulatory organization; (vi) to the extent such information becomes publicly available other than as a result of a breach of this Agreement; (vii) to the extent the Borrower shall have consented to such disclosure or (viii) in connection with any legal or other enforcement proceeding in connection with any Loan

Document or any of the transaction contemplated thereby. For the purposes of this Section, “Information” means all information received from the Borrower or its respective officers, directors, employees, agents, auditors, lawyers and Affiliates relating to the Borrower or any of its Subsidiaries or Affiliates (including Investment Affiliates) or any of their respective businesses other than information that is generally available to the public.  In the event of any required disclosure of Information, any Person required to maintain the confidentiality of such Information as provided in this Section 9.14 agrees to use reasonable efforts to inform the Borrower as promptly as practicable of the circumstances and the Information required to be disclosed to the extent not prohibited by applicable law.

SECTION 9.15.              USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

iSTAR FINANCIAL INC., a Maryland corporation

By:	/s/ James D. Burns
	Name:	James D. Burns
	Title:	Executive Vice President and Treasurer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Bank

By:	/s/ Charles E. Hoagland
	Name:	Charles E. Hoagland
	Title:	Vice President

CITICORP NORTH AMERICA, INC.
as Syndication Agent and a Bank

By:	/s/ Niraj R. Shah
	Name:	Niraj R. Shah
	Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Matthew Ricketts
	Name:	Matthew Ricketts
	Title:	Vice President

BANK OF AMERICA, N.A., as a Bank

By:	/s/ Eyal Namordi
	Name:	Eyal Namordi
	Title:	Vice President

BARCLAYS BANK PLC,
as a Bank

By:	/s/ Nicholas Bell
	Name:	Nicholas Bell
	Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Bank

By:	/s/ James Rolison
	Name:	James Rolison
	Title:	Director

BEAR STEARNS CORPORATE LENDING, INC., as a Bank

By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Vice President

LEHMAN COMMERCIAL PAPER INC.

/s/ Rohit Nair
By:	Rohit Nair
Title:	Authorized Signatory